Exhibit 99.1

Confidential
Franklin Bank Corp. Receives Non-Compliance Notification from NASDAQ
HOUSTON, July 29, 2008 (PRIME NEWSWIRE) — On July 23, 2008, Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”), received a letter from the NASDAQ Stock Market (“Nasdaq”) indicating that, for the prior 30 consecutive business days, Franklin’s common stock had not maintained the minimum bid price of $1.00 per share required for continued listing, as set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). This notification will not impact the listing of Franklin’s common stock at this time. Franklin’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “FBTX.”
In accordance with Nasdaq Marketplace Rule 4450(e)(2), Franklin has 180 calendar days from the date of the Nasdaq letter, or until January 20, 2009, to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of Franklin’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. Nasdaq may, in its discretion, require Franklin to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that Franklin has demonstrated an ability to maintain long-term compliance. If Franklin does not regain compliance, the Nasdaq staff will notify Franklin of the staff’s determination to delist Franklin’s common stock, which decision may be appealed to a Nasdaq Listings Qualification Panel.
Alternatively, Franklin may apply to transfer its common stock to The NASDAQ Capital Market if Franklin satisfies all of the requirements, other than the minimum bid price requirement of Marketplace Rule 4310(c)(4), for initial inclusion on this market. If Franklin elects to apply for this type of transfer and if Franklin’s application is approved, it will have available to it the remainder of a second 180 calendar day period to regain compliance with the Minimum Bid Price Rule while listed on The NASDAQ Capital Market.
Franklin has previously disclosed receipt from Nasdaq of notifications of noncompliance with Nasdaq Marketplace Rule 4310(c)(14) (the “Reporting Rule”) regarding Franklin’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2008. As previously disclosed, Nasdaq has granted Franklin until September 15, 2008 to make these delayed filings. The July 23, 2008 letter from Nasdaq has no effect on Franklin’s compliance with the Reporting Rule.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. The Company’s common stock initiated trading on Nasdaq in December 2003 under the ticker symbol FBTX. In May 2006, the Company raised additional capital through an offering of the Company’s Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (“AMEX”) under the ticker symbol FBK-P.LF.

Through its subsidiary, Franklin Bank S.S.B. (the “Bank”), Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the result of the Bank’s regulator examinations, the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including as discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999